 Exhibit (a)(1)(E)
Offer to Purchase for Cash
All Outstanding Registered Ordinary Shares
of
VECTIVBIO HOLDING AG
at
$17.00 Per Share
Pursuant to the Offer to Purchase dated May 31, 2023
by
IRONWOOD PHARMACEUTICALS, INC.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M. EASTERN TIME ON JUNE 28, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
May 31, 2023
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated May 31, 2023 (together with any amendments or supplements thereto, the “Offer to Purchase”) and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “Offer”) in connection with the offer by Ironwood Pharmaceuticals, Inc. (“Purchaser”), a Delaware corporation, to purchase all of the outstanding registered ordinary shares, nominal value of CHF 0.05 per share (individually, a “Share” and collectively, the “Shares”), of VectivBio Holding AG (“VectivBio”), a Swiss stock corporation (Aktiengesellschaft) organized under the laws of Switzerland, for $17.00 per Share (the “Offer Price”), net to you in cash, without interest and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. Also enclosed is the Solicitation/Recommendation Statement on Schedule 14D-9 filed by VectivBio with the United States Securities and Exchange Commission (the “SEC”) in connection with the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”).
We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.
Your attention is directed to the following:
1.   The price to be paid in the Offer is $17.00 per Share, net to you in cash, without interest and subject to any applicable withholding taxes.
2.   The Offer is being made for all outstanding Shares.
3.   The Offer is being made pursuant to a Transaction Agreement, dated as of May 21, 2023 (the “Transaction Agreement”), by and between Purchaser and VectivBio. The Transaction Agreement is more fully described in Section 11 of the Offer to Purchase.
4.   The Board of Directors of VectivBio has unanimously (i) determined that the terms of the Transaction Agreement, the Offer and the transactions contemplated thereby are fair to, and to the benefit of and in the best interests of, VectivBio and its shareholders; (ii) declared it advisable to enter into the Transaction Agreement and any future agreements implementing the provisions of the Transaction Agreement; (iii) approved the execution, delivery and performance by VectivBio of the Transaction

Agreement and the consummation of the transactions contemplated thereby, including the Offer; and (iv) resolved and agreed to recommend that VectivBio’s shareholders accept the Offer and tender their Shares pursuant to the Offer.
5.   The Offer and withdrawal rights expire at one minute following 11:59 p.m., Eastern Time, on June 28, 2023, unless the Offer is extended or earlier terminated (as may be extended or terminated pursuant to the terms of the Transaction Agreement, the “Expiration Date”).
6.   The Offer is conditioned upon, among other things: (i) prior to the expiration of the Offer, there being validly tendered (not counting as validly tendered any Shares tendered pursuant to guaranteed delivery procedures that have not been delivered in settlement or satisfaction of such guarantee) and not withdrawn a number of Shares that, together with the Shares, if any, then owned by Purchaser or any of its subsidiaries, represent at least one Share more than 80% of the number of the Shares issued and outstanding as of the expiration of the Offer (excluding any Shares held by VectivBio or any of its subsidiaries); (ii) prior to the expiration of the Offer, the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended having expired or been terminated; (iii) prior to the expiration of the Offer, the shareholders of VectivBio having approved certain amendments to VectivBio’s articles of association as agreed between Purchaser and VectivBio and the conditional election to the VectivBio board of directors and the compensation committee thereof of the individuals designated by Purchaser; (iv) the Transaction Agreement not having been terminated in accordance with its terms; and (v) those certain other conditions set forth in the Transaction Agreement. The Offer is also subject to the other conditions described in the Offer to Purchase.
7.   Pursuant to the Transaction Agreement, following the completion of the Offer and provided that at such time Purchaser directly or indirectly has acquired or controls at least 90% of the then outstanding Shares (excluding Shares held by VectivBio or any of its subsidiaries), Purchaser intends that, in accordance with the laws of Switzerland and a merger agreement to be entered into by Ironwood Pharmaceuticals GmbH, a limited liability company organized under the laws of Switzerland and a subsidiary of Purchaser (“Merger Sub”) and VectivBio, Merger Sub and VectivBio will consummate a statutory squeeze-out merger pursuant to which VectivBio will be merged with and into Merger Sub, and Merger Sub will continue as the surviving entity of the Merger, and each Share (other than any Shares held in the treasury by VectivBio or any of its subsidiaries immediately prior to the acceptance for payment for all Shares validly tendered and not validly withdrawn pursuant to the Offer subject to the terms and conditions of the Transaction Agreement, including the satisfaction or waiver of all of the conditions to the Offer (such time of acceptance, the “Acceptance Time”)) that is not validly tendered and accepted pursuant to the Offer or acquired by Purchaser after the Acceptance Time will thereupon be cancelled and converted into the right to receive the Offer Price (the “Merger”).
8.   In the event that the Acceptance Time occurs and the number of Shares validly tendered (and not validly withdrawn) pursuant to the Offer, together with any Shares then directly or indirectly owned by Purchaser, represents less than 90% of the then outstanding Shares (excluding Shares held by VectivBio or any of its subsidiaries), Purchaser may not be able to complete the Merger in a timely manner, or at all, and acquire 100% of all outstanding Shares. Accordingly, non-tendering shareholders of VectivBio may not receive any consideration for such Shares, and the liquidity and value of any Shares that remain outstanding could be negatively affected. Following the completion of the Offer, until the Merger is consummated (if at all), any remaining, non-tendering shareholder of VectivBio will be a minority shareholder of VectivBio with a limited ability, if any, to influence the outcome on any matters that are or may be subject to shareholder approval, including the election of directors, the issuance of shares or other equity securities, the payment of dividends and the acquisition or disposition of substantial assets. In addition, following the completion of the Offer, to the extent permitted under applicable law and stock exchange regulations, Purchaser intends to delist the Shares from Nasdaq. Following delisting of the Shares from Nasdaq and provided that the criteria for deregistration are met, Purchaser intends to cause VectivBio to make a filing with the SEC requesting that VectivBio’s reporting obligations under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) be terminated. Deregistration would substantially reduce the information required to be furnished by VectivBio to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to VectivBio. In addition, the amount of publicly held Shares may be so few that there may no longer be an active trading market for Shares. The absence of an active trading market, and corresponding lack of analyst coverage, could reduce the liquidity and, consequently, the market value of your Shares.
9.   Any and all transfer, documentary, sales, use, stamp, registration and other similar taxes applicable to the transfer of Shares pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.
10.   If you do not complete and sign the Internal Revenue Service Form W-9 that is included in the Letter of Transmittal (or other applicable form, such as the applicable Internal Revenue Service Form W-8), you also may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Instruction 9 of the Letter of Transmittal.
If you wish to have us tender any or all Shares held for your account, please complete, sign, detach and return to us the instruction form below. An envelope in which you can return your instructions to us is enclosed. If you authorize tender of any or all Shares held for your account, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in sufficient time to permit us to submit a tender on your behalf prior to the Expiration Date.
In all cases, Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by Computershare Trust Company, N.A. (the “Depositary & Paying Agent”) of (i) confirmation of book-entry transfer of such Shares into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility (as defined in Section 3 of the Offer to Purchase) (a “Book-Entry Confirmation”), (ii) a properly completed and duly executed Letter of Transmittal with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Book-Entry Confirmations with respect to Shares are actually received by the Depositary & Paying Agent. Under no circumstances will interest be paid on the consideration paid for Shares accepted for purchase in the Offer, regardless of any extension of the Offer or any delay in making payment for such Shares.
The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Purchaser may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instruction Form with Respect to the
Offer to Purchase for Cash
All Outstanding Registered Ordinary Shares
of
VECTIVBIO HOLDING AG
at
$ 17.00 Per Share
Pursuant to the Offer to Purchase dated May 31, 2023
by
IRONWOOD PHARMACEUTICALS, INC.
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 31, 2023 (together with any amendments or supplements thereto, the “Offer to Purchase”) and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”), in connection with the tender offer by Ironwood Pharmaceuticals, Inc. (“Purchaser”), a Delaware corporation, to purchase all of the outstanding registered ordinary shares, nominal value of CHF 0.05 per share (individually, a “Share” and collectively, the “Shares”), of VectivBio Holding AG (“VectivBio”), a Swiss stock corporation (Aktiengesellschaft) organized under the laws of Switzerland, for $17.00 per Share, net to the seller in cash, without interest and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.
This form instructs you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal furnished to the undersigned.
The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of any document submitted on my behalf to Computershare Trust Company, N.A. (the “Depositary & Paying Agent”) will be determined by Purchaser in its sole and absolute discretion (provided that Purchaser may delegate such power in whole or in part to the Depositary & Paying Agent).
Number of Shares to be Tendered:
SIGN HERE
Shares*
Dated , 2023	Signature(s)
Name(s)
Address(es)
(Zip Code)
Area Code and Telephone Number
Taxpayer Identification or Social Security No.

*
Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.